Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS SECOND QUARTER 2018 RESULTS

PLEASANTON, Calif. - July 26, 2018 - Ellie Mae® (NYSE:ELLI), the leading cloud-based platform provider for the mortgage finance industry, today reported results1 for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Revenues of $125.0 million, up 20% from $104.1 million in 2017.

•	Net income of $9.5 million, down from $18.8 million in 2017.

•	Adjusted EBITDA of $34.0 million, down from $35.8 million in 2017.

•	721,000 loans closed on Encompass.[2]

“I am pleased to report another solid quarter in which our financial results exceeded our expectations. The number of closed loans on Encompass increased 6% year-over-year despite lower industry volumes while revenue per loan increased 13% year-over-year,” said Jonathan Corr, President & CEO.

“The value proposition of Encompass remains strong as the industry seeks a digital mortgage platform that improves and streamlines the complex origination process. We have made continued progress in the rollout of our Encompass Lending Platform, announcing the general availability of several Encompass Connect solutions. This includes the general availability of Encompass Consumer Connect, which is designed to help lenders better compete in today’s highly competitive purchase-centric market by enabling a seamless end-to-end digital experience for the borrower,” concluded Mr. Corr.

Financial Results
Revenues for the second quarter of 2018 were $125.0 million, compared to $104.1 million for the second quarter of 2017. Net income for the second quarter of 2018 was $9.5 million, or $0.27 per diluted share, compared to $18.8 million, or $0.52 per diluted share, for the second quarter of 2017. Net income for the second quarter of 2018 reflects the amortization of acquisition-related intangibles related to the Velocify acquisition and additional implementation costs related to the adoption of ASC 606.
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1 On January 1, 2018, Ellie Mae adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method, which replaced the previous accounting standard ASC 605, Revenue Recognition. While the financial results for the second quarter of 2018 are presented under ASC 606, financial results for the second quarter of 2017 are presented under ASC 605. A reconciliation of the financial results for the second quarter of 2018 under ASC 606 and ASC 605, as well as a reconciliation of other non-GAAP financial measures discussed in this release, is presented in the “Non-GAAP Reconciliation” table included in this release.

2 Closed loans consist of loans originated (which excludes correspondent purchased loans or brokered loans) on the Encompass platform, which is calculated by adding the loans reported to us as originated by our Success Based Pricing lenders and estimating the number of loans originated by the small percentage of lenders that are purely on a subscription service.

On a non-GAAP basis, adjusted net income for the second quarter of 2018 was $19.1 million, or $0.54 per diluted share, compared to $18.2 million, or $0.51 per diluted share, for the second quarter of 2017. Adjusted EBITDA for the second quarter of 2018 was $34.0 million, compared to $35.8 million for the second quarter of 2017.

Third Quarter and Full Year 2018 Financial Outlook
For the third quarter of 2018, revenues are expected to be in the range of $127.0 million to $129.0 million. Net income is expected to be in the range of $4.0 million to $6.0 million, or $0.11 to $0.17 per diluted share, which includes additional amortization of intangible assets and integration costs related to the Velocify acquisition. On a non-GAAP basis, adjusted net income is expected to be in the range of $18.5 million to $20.5 million, or $0.52 to $0.57 per diluted share. Adjusted EBITDA is expected to be in the range of $35.0 million to $38.0 million. Per share guidance assumes a weighted average share count of approximately 36.0 million.

For the full year 2018, revenues are expected to be in the range of $495.0 million to $505.0 million. Contracted revenues3 are now expected to be in the range of $353.0 million to $358.0 million, an increase from the prior range of $350.0 million to $355.0 million provided on April 26, 2018. Net income is expected to be in the range of $19.0 million to $23.0 million, or $0.53 to $0.64 per diluted share, an increase from the range of $10.0 million to $14.0 million, or $0.28 to $0.38 per diluted share previously provided. On a non-GAAP basis, adjusted net income is expected to be in the range of $64.5 million to $69.5 million, or $1.79 to $1.92 per diluted share, an increase from the range of $61.0 million to $65.0 million, or $1.68 to $1.78 per diluted share previously provided. Adjusted EBITDA is expected to be in the range of $129.5 million to $134.5 million, an increase from the range of $126.7 million to $132 million previously provided. Per share guidance assumes a weighted average share count of approximately 36.0 million.

Additional information about the non-GAAP financial measures presented in this release, including a reconciliation of the non-GAAP financial measures to their related GAAP financial measures, is set forth below under the section entitled, “Use of Non-GAAP Financial Measures.”

Quarterly Conference Call
Ellie Mae will discuss its second quarter 2018 results today, July 26, 2018, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 800-406-5345 or 719-457-2630 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://investor.elliemae.com. An audio replay of the call will be available through August 9, 2018 by dialing 888-203-1112 or 719-457-0820 and entering access code 3132243.

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3 Contracted revenues are those revenues that are fixed by the terms of a contract and are generally not affected by fluctuations in mortgage origination volume. These revenues consist of the base fee portion of success-based revenues, monthly per-user subscription revenues, professional services revenues, and subscription revenues paid for products other than Encompass.
Use of Non-GAAP Financial Measures
Ellie Mae provides investors with the non-GAAP financial measures of adjusted net income, adjusted net income per share, adjusted EBITDA, adjusted gross profit, and free cash flow in addition to the traditional GAAP operating performance measure of net income as part of its overall assessment of its performance. In addition, Ellie Mae provides investors with the non-GAAP financial measures under ASC 605 to compare against the Company’s GAAP financial measures under ASC 606. Ellie Mae adopted ASC 606 using the modified retrospective method with the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of retained earnings as of January 1, 2018. The comparative financial information has not been restated and continues to be reported under the accounting standards in effect in those prior periods.
Adjusted net income consists of net income plus stock-based compensation expense, amortization of acquisition-related intangibles, and the non-GAAP income tax adjustments. EBITDA consists of net income plus depreciation and amortization, amortization of acquisition-related intangibles, and income tax provision, less other income, net. Adjusted EBITDA consists of EBITDA plus stock-based compensation expense. Adjusted gross profit consists of gross profit plus stock-based compensation and amortization of acquisition-related intangibles that are included in cost of revenues. Free cash flow consists of net cash provided by (used in) operating activities less acquisition of property and equipment and internal-use software. Ellie Mae uses adjusted net income, adjusted net income per share, adjusted EBITDA, and adjusted gross profit as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, amortization of acquisition-related intangibles, and changes in interest expense and interest income that are influenced by capital market conditions. Ellie Mae also believes it is useful to exclude stock-based compensation expense from adjusted net income, adjusted EBITDA, and adjusted gross profit because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how Ellie Mae’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. The non-GAAP income tax adjustments are calculated based on the annual non-GAAP effective tax rate, which quantifies the tax effects of the non-GAAP adjustments. These non-GAAP financial measures are not measurements of Ellie Mae’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income, operating income, gross profit, operating cash flow, or other financial measures calculated in accordance with GAAP. Ellie Mae cautions that other companies in Ellie Mae’s industry may calculate adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted gross profit, and free cash flow differently than Ellie Mae does, further limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA, gross profit to adjusted gross profit, and operating cash flow to free cash flow is included in the tables below.

Disclosure Information
Ellie Mae uses the investor relations section on its website as the means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Ellie Mae’s investor relations website in addition to following Ellie Mae’s press releases, SEC filings, and public conference calls and webcasts.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, lower origination costs, and reduce the time to close, all while ensuring the highest levels of compliance, quality, and efficiency. Visit EllieMae.com or call (877) 355-4362 to learn more.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include projected revenues, contracted revenues, net income, net income per share, adjusted EBITDA, adjusted net income and adjusted net income per share for the third quarter and fiscal year 2018. These statements involve known and unknown risks, uncertainties, and other factors that may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgages in the United States; changes in other macroeconomic factors affecting the residential real estate industry; the impact of the Company’s implementation of ASC 606 on its results of operations, including its projected revenue, net income, net income per share, adjusted EBITDA, adjusted net income and adjusted net income per share for the third quarter and fiscal year 2018; changes in strategic planning decisions by management; the Company’s ability to manage growth and expenses as it continues to scale its business; reallocation of internal resources; costs incurred and delays in developing new products; changes in anticipated rates of closed loans; changes in the rate of new customer acquisitions; and the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees, or suppliers; the satisfactory performance, reliability, and availability of the Company’s products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry, and other risk factors included in documents that Ellie Mae has filed with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2017, as updated from time to time by the Company’s quarterly reports on Form 10-Q and its other filings with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

IR CONTACTS:

Alex Hughes
VP of Investor Relations
Ellie Mae, Inc.
(925) 227-7079
IR@elliemae.com

Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
(415) 217-4967
lisa@blueshirtgroup.com

PRESS CONTACT:

Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

# # #

© 2018 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, Mavent®, Velocify®, the Ellie Mae logo, and other trademarks or service marks of Ellie Mae, Inc. appearing herein are property of Ellie Mae, Inc. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Ellie Mae, Inc.
CONDENSED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$118,312	$137,698
Short-term investments	124,640	103,345
Accounts receivable, net	50,674	43,121
Prepaid expenses and other current assets	26,271	18,474
Total current assets	319,897	302,638
Property and equipment, net	210,233	186,991
Long-term investments	81,383	107,363
Intangible assets, net	68,374	80,874
Deposits and other assets	34,994	9,290
Goodwill	144,279	144,451
Total assets	$859,160	$831,607
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,748	$24,913
Accrued and other current liabilities	30,675	26,188
Deferred revenues	16,992	26,287
Total current liabilities	66,415	77,388
Other long-term liabilities	17,924	18,880
Total liabilities	84,339	96,268

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	667,032	649,817
Accumulated other comprehensive loss	(1,290)	(880)
Retained earnings	109,076	86,399
Total stockholders' equity	774,821	735,339
Total liabilities and stockholders' equity	$859,160	$831,607

Ellie Mae, Inc.
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$125,024	$104,125	$242,936	$197,127
Cost of revenues(1)	51,640	38,267	100,987	73,035
Gross profit	73,384	65,858	141,949	124,092
Operating expenses:
Sales and marketing(1)	19,541	13,860	42,605	33,240
Research and development(1)	24,586	16,046	47,075	33,453
General and administrative(1)	23,894	18,727	50,208	35,669
Total operating expenses	68,021	48,633	139,888	102,362
Income from operations	5,363	17,225	2,061	21,730
Other income, net	924	762	1,772	1,263
Income before income taxes	6,287	17,987	3,833	22,993
Income tax provision (benefit)	(3,211)	(836)	(7,869)	(5,429)
Net income	$9,498	$18,823	$11,702	$28,422
Net income per share of common stock:
Basic	$0.28	$0.55	$0.34	$0.84
Diluted	$0.27	$0.52	$0.33	$0.79
Weighted average common shares used in computing net income per share of common stock:
Basic	34,337	34,029	34,240	33,866
Diluted	35,742	35,909	35,693	35,772

Net income	$9,498	$18,823	$11,702	$28,422
Other comprehensive income, net of taxes
Unrealized gain (loss) on investments	127	(103)	(410)	(45)
Comprehensive income	$9,625	$18,720	$11,292	$28,377

(1) Includes stock-based compensation expense of the following for the periods presented:
Cost of revenues	$2,106	$1,675	$4,000	$3,119
Sales and marketing	1,760	1,258	3,316	2,434
Research and development	2,953	2,098	5,487	3,959
General and administrative	3,843	3,479	7,391	6,849
	$10,662	$8,510	$20,194	$16,361

Ellie Mae, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,702	$28,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,179	16,282
Amortization of acquisition-related intangibles	12,500	2,156
Stock-based compensation expense	20,194	16,361
Deferred income taxes	(7,868)	(5,662)
Others	287	(139)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,553)	(6,183)
Prepaid expenses and other current assets	390	(3,757)
Deposits and other assets	(6,774)	194
Accounts payable	(1,715)	2,677
Accrued, other current and other liabilities	2,967	(10,243)
Deferred revenues	(5,243)	(5,087)
Net cash provided by operating activities	42,066	35,021
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(14,194)	(21,800)
Acquisition of internal-use software	(33,260)	(25,478)
Purchases of investments	(74,084)	(181,760)
Maturities of investments	78,088	28,076
Other investing activities, net	172	—
Net cash used in investing activities	(43,278)	(200,962)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(57)	(553)
Proceeds from issuance of common stock under employee stock plans	11,753	10,207
Payment of issuance costs relating to common stock issued in public offering	—	(15)
Payments for repurchase of common stock	(14,740)	—
Tax payments related to shares withheld for vested restricted stock units	(15,130)	(11,401)
Net cash used in financing activities	(18,174)	(1,762)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,386)	(167,703)
CASH AND CASH EQUIVALENTS, Beginning of period	137,698	380,907
CASH AND CASH EQUIVALENTS, End of period	$118,312	$213,204

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018 ASC 606	Adjust- ments	2018 ASC 605	2017 ASC 605	2018 ASC 606	Adjust- ments	2018 ASC 605	2017 ASC 605
Revenues	$125,024	$457	$125,481	$104,125	$242,936	$(1,472)	$241,464	$197,127
Operating expenses:
Sales and marketing	$19,541	$596	$20,137	$13,860	$42,605	$674	$43,279	$33,240
Total operating expenses	$68,021	$596	$68,617	$48,633	$139,888	$674	$140,562	$102,362
Income before income taxes	$6,287	$(139)	$6,148	$17,987	$3,833	$(2,146)	$1,687	$22,993
Income tax provision (benefit)	$(3,211)	$45	$(3,166)	$(836)	$(7,869)	$(34)	$(7,903)	$(5,429)

Net income	$9,498	$(184)	$9,314	$18,823	$11,702	$(2,112)	$9,590	$28,422
Depreciation and amortization	11,813	—	11,813	8,943	23,179	—	23,179	16,282
Amortization of acquisition-related intangibles	6,194	—	6,194	1,078	12,500	—	12,500	2,156
Other income, net	(924)	—	(924)	(762)	(1,772)	—	(1,772)	(1,263)
Income tax provision (benefit)	(3,211)	45	(3,166)	(836)	(7,869)	(34)	(7,903)	(5,429)
EBITDA	23,370	(139)	23,231	27,246	37,740	(2,146)	35,594	40,168

Stock-based compensation expense	10,662	$—	10,662	8,510	20,194	$—	20,194	16,361
Adjusted EBITDA	$34,032	$(139)	$33,893	$35,756	$57,934	$(2,146)	$55,788	$56,529

Gross profit	$73,384	$457	$73,841	$65,858	$141,949	$(1,472)	$140,477	$124,092
Stock-based compensation expense(1)	2,106	—	2,106	1,675	4,000	—	4,000	3,119
Amortization of acquisition-related intangibles(1)	5,528	—	5,528	767	11,181	—	11,181	1,534
Adjusted gross profit	$81,018	$457	$81,475	$68,300	$157,130	$(1,472)	$155,658	$128,745

Net income	$9,498	$(184)	$9,314	$18,823	$11,702	$(2,112)	$9,590	$28,422
Stock-based compensation expense	10,662	—	10,662	8,510	20,194	—	20,194	16,361
Amortization of acquisition-related intangibles	6,194	—	6,194	1,078	12,500	—	12,500	2,156
Non-GAAP income tax adjustments(2)	(7,219)	169	(7,050)	(10,178)	(13,261)	431	(12,830)	(19,783)
Adjusted net income	$19,135	$(15)	$19,120	$18,233	$31,135	$(1,681)	$29,454	$27,156

Shares used to compute adjusted net income per share
Basic	34,337	—	34,337	34,029	34,240	—	34,240	33,866
Diluted	35,742	—	35,742	35,909	35,693	—	35,693	35,772

Adjusted net income per share
Basic	$0.56	$—	$0.56	$0.54	$0.91	$(0.05)	$0.86	$0.80
Diluted	$0.54	$(0.01)	$0.53	$0.51	$0.87	$(0.04)	$0.83	$0.76

Ellie Mae, Inc.
NON-GAAP RECONCILIATION - (continued)
(UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$35,665	$36,443	$42,066	$35,021
Acquisition of property and equipment and internal-use software	(21,757)	(24,512)	(47,454)	(47,278)
Free cash flow	$13,908	$11,931	$(5,388)	$(12,257)

(1) Amount represents the cost of revenues portion of stock-based compensation expense and amortization of acquisition-related intangibles.

(2) For the three and six months ended June 30, 2018, the non-GAAP effective tax rates are 17.3% and 14.8%, respectively, under ASC 606. For the three and six months ended June 30, 2018, the non-GAAP effective tax rates are 16.9% and 14.3%, respectively, under ASC 605. For the three and six months ended June 30, 3017, the non-GAAP effective tax rates are 33.8% and 34.6%, respectively, under ASC 605. The non-GAAP income tax adjustments are calculated based on the annual non-GAAP effective tax rate, which quantifies the tax effects of the non-GAAP adjustments described above, and eliminates the effects of non-recurring items which can vary in size and frequency.

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except per share amounts)

	Third Quarter 2018 Projected Range		Fiscal 2018 Projected Range
Net income	$4,000	$6,000	$19,000	$23,000

Depreciation and amortization	13,000	13,000	50,500	50,500
Amortization of acquisition-related intangibles	6,100	6,100	22,300	22,300
Interest/Other	(500)	(500)	(2,500)	(2,500)
Income tax provision (benefit)	—	1,000	(7,000)	(6,000)
EBITDA	22,600	25,600	82,300	87,300

Stock-based compensation expense	12,400	12,400	47,200	47,200
Adjusted EBITDA	$35,000	$38,000	$129,500	$134,500

Net income	$4,000	$6,000	$19,000	$23,000
Stock-based compensation expense	12,400	12,400	47,200	47,200
Amortization of acquisition-related intangibles	6,100	6,100	22,300	22,300
Non-GAAP income tax adjustments	(4,000)	(4,000)	(24,000)	(23,000)
Adjusted net income	$18,500	$20,500	$64,500	$69,500

Shares used to compute non-GAAP net income per share
Basic	34,400	34,500	34,500	34,700
Diluted	35,900	36,000	36,000	36,200

Projected net income per share
Basic	$0.12	$0.17	$0.55	$0.66
Diluted	$0.11	$0.17	$0.53	$0.64

Adjusted net income per share
Basic	$0.54	$0.59	$1.87	$2.00
Diluted	$0.52	$0.57	$1.79	$1.92